                                    EXHIBIT 1



                         DISTECH LIMITED AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report................................................ 1

Consolidated Balance Sheets................................................. 2

Consolidated Statements of Operations and Comprehensive Loss................ 3

Consolidated Statements of Stockholders' Deficit ........................... 4

Consolidated Statements of Cash Flows....................................... 5

Notes to Consolidated Financial Statements.................................. 7


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Distech Limited and Subsidiary

We have audited the accompanying consolidated balance sheets of Distech Limited and subsidiary (the "Group") as of March 31, 2000 and 1999, and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Distech Limited and subsidiary as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As described in Note 13, the Group was acquired on November 30, 2000 by Liquitek Enterprises, a publicly traded company in the United States, in a business combination accounted for as a purchase.


BDO INTERNATIONAL


April 26, 2001
Auckland, New Zealand

-----------------------------------------------------------------------------------------------------------

                                   DISTECH LIMITED AND SUBSIDIARY
                                     CONSOLIDATED BALANCE SHEETS
                                    AS AT MARCH 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------

                                                         NOTES            2000                 1999
                                                                   -------------------- -------------------

                                                  ASSETS

CURRENT ASSETS
     Cash                                                          $           37,591   $          10,892
     Accounts receivable                                                        8,196                 135
     Inventories                                            3                 200,382             234,379
     Related party advances                                 4                       -              53,650
     Other current assets                                                      50,481              14,532
                                                                   -------------------- -------------------
                                                                              296,650             313,588

PLANT AND EQUIPMENT, NET                                    5                  81,123              93,685

INTANGIBLE ASSETS, NET                                      6                 252,653             270,591
                                                                   -------------------- -------------------
                                                                   $          630,426   $         677,864
                                                                   ==================== ===================


                                  LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued expenses                         $        1,057,240   $         861,137
     Capital lease obligations, current portion             7                  17,708               6,058
     Due to stockholders                                    9                 860,154             850,655
     Other loans                                           10                  79,278             106,720
                                                                   -------------------- -------------------
                                                                            2,014,380           1,824,570

CAPITAL LEASE OBLIGATIONS, NET OF CURRENT
     PORTION                                                7                  12,463               7,204

COMMITMENTS AND CONTINGENCIES                              12

STOCKHOLDERS' DEFICIT
     Common stock, no par value; 3,536,851 and 3,221,900
         shares issued and  outstanding at March 31, 2000
         and 1999, respectively                                             3,421,877           2,632,642
     Accumulated deficit                                                   (4,942,242)         (3,798,818)
     Accumulated other comprehensive income                                   123,948              12,266
                                                                   -------------------- -------------------
                                                                           (1,396,417)         (1,153,910)
                                                                   -------------------- -------------------
                                                                   $          630,426   $         677,864
                                                                   ==================== ===================

-----------------------------------------------------------------------------------------------------------
PAGE 2                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


-----------------------------------------------------------------------------------------------------------

                                   DISTECH LIMITED AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                       AND COMPREHENSIVE LOSS
                             FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------

                                                                          2000                 1999
                                                                   -------------------- -------------------

NET SALES                                                          $           21,368   $          155,057

COST OF SALES                                                                 151,616              314,753
                                                                   -------------------- -------------------

GROSS MARGIN                                                                 (130,248)            (159,696)

OPERATING EXPENSES                                                            815,908            1,272,273
                                                                   -------------------- -------------------

LOSS FROM OPERATIONS                                                         (946,156)          (1,431,969)

OTHER INCOME (EXPENSE)
     Interest income                                                              991                5,442
     Interest expense                                                        (146,262)            (147,103)
     Forgiveness of advance                                                   (52,292)             (91,339)
     Other                                                                        295                4,687
                                                                   -------------------- -------------------
                                                                             (197,268)            (228,313)
                                                                   -------------------- -------------------

NET LOSS                                                           $       (1,143,424)  $       (1,660,282)

OTHER COMPREHENSIVE INCOME
     Foreign currency translation                                             111,682              (15,151)
                                                                   -------------------- -------------------

COMPREHENSIVE LOSS                                                 $       (1,031,742)  $       (1,675,433)
                                                                   ==================== ===================

Basic and diluted loss per common share                            $            (0.34)  $            (0.54)
                                                                   ==================== ===================

Basic and diluted comprehensive loss per common share              $            (0.31)  $            (0.54)
                                                                   ==================== ===================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING
 THE YEAR                                                                   3,379,375            3,098,450
                                                                   ==================== ===================


-----------------------------------------------------------------------------------------------------------
PAGE 3                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


--------------------------------------------------------------------------------------------------------------------------------

                                        DISTECH LIMITED AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                  FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------------------------------------------------------

                                       Common Stock                                     Accumulated Other
                               ----------------------------------     Accumulated         Comprehensive
                                   Shares           Amount              Deficit              Income                Total
                               -------------  -------------------  ------------------- -------------------- --------------------

BALANCE - MARCH 31, 1998           2,975,000  $        1,973,913   $      (2,138,536)  $           27,417   $         (137,206)
Issuance of common stock             246,900             658,729                   -                    -              658,729
Net loss                                   -                   -          (1,660,282)                   -           (1,660,282)
Other comprehensive loss                   -                   -                   -              (15,151)             (15,151)
                               -------------  -------------------  ------------------- -------------------- --------------------
BALANCE - MARCH 31, 1999           3,221,900           2,632,642          (3,798,818)              12,266           (1,153,910)
Issuance of common stock             314,951             789,235                   -                    -              789,235
Net loss                                   -                   -          (1,143,424)                   -           (1,143,424)
Other comprehensive income                 -                   -                   -              111,682              111,682
                               -------------  -------------------  ------------------- -------------------- --------------------

BALANCE - MARCH 31, 2000           3,536,851  $        3,421,877   $      (4,942,242)  $          123,948   $       (1,396,417)
                               =============  ===================  =================== ==================== ====================










--------------------------------------------------------------------------------------------------------------------------------
PAGE 4                                                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


-----------------------------------------------------------------------------------------------------------

                                   DISTECH LIMITED AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------

                                                                       2000             1999
                                                                    -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                            $ 1,143,424     $ 1,660,282
Adjustments to reconcile net loss to net cash used in operating activities
         Depreciation and amortization                                   39,416          40,234
         Loss on disposal of asset                                        2,699             452
         Write-off of related party advance                              52,292               0
         Interest credited to shareholders advances                      61,521          96,069
         Services credited to shareholders advances                           0          50,981
         Stock issued for services                                      195,502           3,691
         Stock issued for interest                                       12,220               0
         Services capitalized to share application account              876,008               0
         Changes in operating assets and liabilities
              Accounts receivable                                        (8,373)          1,048
              Inventories                                                20,501          35,548
              Other assets                                              (31,522)         11,244
              Accounts payable and accrued expenses                    (562,270)        499,169
                                                                    -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES                                  (485,431)       (921,846)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances                                                                      0            (105)
Expenditure relating to patents                                         (17,828)        (16,564)
Proceeds from disposal of equipment                                         650               0
Acquisitions of property, plant and equipment                            (2,078)        (33,692)
                                                                    -----------     -----------
NET CASH USED IN INVESTING ACTIVITIES                                   (19,256)        (50,361)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on loans                                            (104,018)       (421,808)
Advances from stockholders                                               86,849         540,278
Repayment of stockholder advances                                       (58,250)              0
Principal payments on capital lease obligation                           (2,794)         (1,307)
Net proceeds from issuance of common stock                              611,293         649,115
                                                                    -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                               533,080         766,278
                                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH                                          28,393        (205,929)

Foreign Currency Translation Adjustments                                (1,694)        (10,449)
                                                                    -----------     -----------
CASH - beginning of year                                                 10,892         227,270
                                                                    -----------     -----------
CASH - end of year                                                  $    37,591     $    10,892
                                                                    ===========     ===========


                                   (continued)

-----------------------------------------------------------------------------------------------------------
PAGE 5                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


-----------------------------------------------------------------------------------------------------------

                                   DISTECH LIMITED AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest                              $           72,522  $           51,034
                                                                    =================== ===================

























-----------------------------------------------------------------------------------------------------------
PAGE 6                           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Distech Limited (the "Company") was incorporated in New Zealand on August 25, 1995 under the New Zealand Companies Act of 1993. The Company is engaged, primarily in New Zealand, in the commercialization of low temperature vacuum mechanical vapour recompression evaporation technology capable of removing organic and inorganic contaminants from liquids. The Company has patents registered worldwide on this technology.

FOREIGN CURRENCY TRANSLATION

The Company's position and results of operations are measured using the Company's local currency, the New Zealand dollar, as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders' deficit. Foreign currency translation adjustments resulted in gains (losses) of $111,682 and $(15,151) in fiscal 2000 and 1999, respectively.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the holding company (Distech Limited) and its fully owned subsidiary (Distech USA, Inc) accounted for using the purchase method as prescribed by accounting principles generally accepted in the United States ("GAAP"). All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing financial statements in accordance with GAAP. Such estimates and assumptions affect the reported amounts of certain assets and liabilities, disclosures relating to any contingent assets and liabilities, and the reported amounts of certain expenses. Actual results could vary from the estimates used to prepare the accompanying financial statements.

CONCENTRATIONS OF CREDIT RISK

The Company extends credit to its customers based upon its evaluation of each customer's financial condition and credit history. The Company generally does not require collateral from its customers. Should a customer be unable to meet its obligation to the Company, the accounting loss would equal the recorded accounts receivable.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CONCENTRATIONS OF CREDIT RISK (continued)

For the years ended March 31, 2000 and 1999 the Company had three major customers who accounted for significantly all sales.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Management believes that the carrying amounts of the Company's financial instruments approximate their fair value at March 31, 2000 and 1999.

INVENTORIES

Inventories are valued at the lower of cost (using the first-in, first-out method) or estimated market.

PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs that do not significantly improve or extend the useful life of the asset are expensed when incurred.

All plant and equipment is being depreciated using accelerated methods. Machinery capitalized for research and development projects with alternative future uses (see RESEARCH AND DEVELOPMENT below) are depreciated using the straight-line method over the shorter of 10 years or the estimated life of the project. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill and patent costs. Goodwill and patents are amortized using the straight-line method over estimated lives of 20 years and 12 years, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstance indicate that the carrying amount of the assets may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs to sell. During the years ended March 31, 2000 and 1999, no valuation adjustments were required. As such, the Company's long-lived assets are stated at cost less accumulated depreciation and amortization.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION

Revenue is recognized when products are shipped to customers.

RESEARCH AND DEVELOPMENT

All research and development costs are expensed when incurred except for the costs of materials and equipment or facilities that are acquired or constructed for research and development activities that have future alternative uses (in research and development projects or otherwise). Such costs are capitalized as tangible assets and depreciated over the shorter of the estimated life of the project or 10 years.

INCOME TAXES

The company is taxed under the provisions of the New Zealand income taxation laws. Taxation is payable at 33% on taxable profits. Due to losses incurred to date, no taxation is currently payable.

Using the liability method required by Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES" ("SFAS 109"), the estimated tax effects of temporary differences between financial and income tax reporting are recorded in the period in which the events occur. Such differences between the financial and tax bases of assets and liabilities result in future tax deductions or taxable income (Note 10).

COMPREHENSIVE INCOME

The Company discloses comprehensive income as required by Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME". Other comprehensive income, as defined, includes unrealized gains or losses on foreign currency translations, net of deferred taxes, as recorded by the Company in accordance with Statement of Financial Accounting Standards No. 52, "FOREIGN CURRENCY TRANSLATION".

LOSS PER COMMON SHARE

In accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. For the years ended March 31, 2000 and 1999, the Company had not issued any securities that could potentially dilute loss per common share. The weighted average number of common shares outstanding for the years ended March 31, 2000 and 1999 are 3,379,375 and 3,098,450, respectively.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COMMON STOCK ISSUED FOR SERVICES

The Company accounts for common stock issued for non-employee services using Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

2. GOING CONCERN

Since incorporation, the Company has experienced significant operating losses.

The accompanying consolidated financial statements have been prepared on a going concern basis based on forecasted future results and a letter of support from the parent company (see Note 13) Liquitek Enterprises Inc, stating it will not withdraw its support within the foreseeable future.

Should the Company be unable to continue operations, the going concern basis may be invalid and provision would have to be made for any possible loss on realization of the Company's assets and for any other liabilities which may arise should the Company cease operations.

3. INVENTORIES

Inventory consists of the following at December 31:

                                             2000               1999
                                      ------------------ ------------------

Raw materials                         $          48,525           $ 76,966
Work-in-process                                  11,527              8,005
Finished goods                                  140,330            149,408
                                      ------------------ ------------------

                                      $         200,382          $ 234,379
                                      ================== ==================

4. RELATED PARTY ADVANCES

Funds were advanced during the 1999 fiscal year to Global Distillation Services Inc ("GDS"), a company incorporated in the United States. The advances were forgiven in fiscal 1999, and, accordingly, a loss in the amount of $91,339 is included in the accompanying March 31, 1999 consolidated statement of operations and comprehensive loss.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

4. RELATED PARTY ADVANCES (continued)

In an agreement dated 25th August 1995, Distech accepted assignment from D E J Ward of a debt owed to him by Milcon Developments (NZ) Limited (the "Ward Advance"). Mr. Dudley Ward is a Director of the Company and is a 25% shareholder, including ownership through various entities of which Mr. Dudley Ward has voting and/or dispositive power. The debt is repayable to the Company on demand and bears interest at 1% over the BNZ Mortgage One interest rate or equivalent (9% at March 31, 2000 and 1999). The debt is unsecured.

During fiscal 2000, the Directors of the Company waived repayment of the Ward Advance under a deed of forgiveness of debt. The loss of $52,292 is included in the accompanying March 31, 2000 consolidated statement of operations and comprehensive loss.

5. PLANT AND EQUIPMENT

Plant and equipment consist of the following as of March 31:

                                                     2000                1999
                                              -------------------  -----------------

Motor vehicles                                $           14,705   $         15,656
Plant & Equipment                                         65,995             69,197
Furniture, fixtures and equipment                         77,041             60,764
Leasehold improvements                                     3,739                  -
                                              -------------------  -----------------
                                                         161,480            145,617
Accumulated depreciation and amortization                (80,357)           (51,932)
                                              -------------------  -----------------
                                              $           81,123   $         93,685
                                              ===================  =================

Depreciation expense for the years ended March 31, 2000 and 1999 totaled $21,074 and $22,076, respectively. Included in plant and equipment at March 31, 2000 are costs totaling $50,118 for research and development equipment with alternative future uses that were capitalized in fiscal 1998.

6. INTANGIBLE ASSETS

                                                     2000                 1999
                                              -------------------  -----------------

Goodwill acquired through purchase of
     business in 1995                            $       250,590   $        266,800
Accumulated amortization                                 (57,427)           (47,801)
                                              -------------------  -----------------
                                                         193,163            218,999


                                          (continued)

--------------------------------------------------------------------------------
PAGE 11


--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

6. INTANGIBLE ASSETS (continued)


Patent costs                                              73,771             60,251
Accumulated amortization                                 (14,281)            (8,659)
                                              -------------------  -----------------
                                                          59,490             51,592
                                              -------------------  -----------------
Total                                         $          252,653   $        270,591
                                              ===================  =================

Amortization expense for the years ended March 31, 2000 and 1999 totaled $19,382 and $18,157 respectively.

7. CAPITAL LEASE OBLIGATIONS

The Company leases equipment under several capital lease obligations. At March 31, 2000 and 1999, these assets are included in plant and equipment in the accompanying consolidated balance sheets at $27,754 and $15,130, respectively, less accumulated amortization in the amount of $4,071 and $1,086, respectively.

Future minimum lease payments required under capital lease obligations are as follows for the years ending March 31:


2001                                              $           19,537
2002                                                          10,263
2003                                                           4,028
                                                  -------------------
                                                              33,828

Less amount representing interest                              3,657
                                                  -------------------
 Capital lease obligation (including current
     portion of $17,708)                          $           30,171
                                                  ===================

8. DUE TO STOCKHOLDERS

Certain stockholders have periodically advanced funds to and received repayments from the Company and its subsidiary. Advances from stockholders generally accrue interest at a rate of 12% per annum, are due upon demand and are to be repaid as cash becomes available or through the issue of stock (see Note 13).






--------------------------------------------------------------------------------
PAGE 12

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

9. OTHER LOANS

The Company received $1 million from a third party on February 13, 1998. The loan was personally guaranteed by the directors of the Company, repayable on demand. The loan bears interest at 20% per annum, with interest payable monthly. The loan has been progressively repaid.

10. INCOME TAXES

The Company has a tax net operating loss carryforward, for New Zealand tax purposes, of approximately $2,900,000 at March 31, 2000, which was eliminated by operation of tax law as a result of the Company's acquisition by Liquitek Enterprises, Inc. (see Note 13).

The Company's deferred tax asset approximated $960,000 and $670,000 at March 31, 2000 and 1999, respectively. Because there is no reasonable assurance that such asset will be realized in future years, the Company has recorded a 100% valuation allowance against this deferred tax asset.

A summary of the activity in the deferred tax benefit and related 100% valuation allowance for the years ended March 31, 2000 and 1999 follows:


Balance - March 31, 1998                   $        350,000

Deferred benefit for 1999                           320,000
                                           -----------------

Balance - March 31, 1999                            670,000

Deferred benefit for 2000                           290,000
                                           -----------------

Balance - March 31, 2000                   $        960,000
                                           =================

The deferred tax asset at March 31, 2000 and 1999 consisted primarily of tax net operating loss carryforwards.

11. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases certain factory and office space under a noncancelable operating lease that expires January 16, 2003. Rent is subject to a review every two and a half years.


--------------------------------------------------------------------------------
PAGE 13

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

11. COMMITMENTS AND CONTINGENCIES (continued)

LEASE COMMITMENTS (continued)

Future minimum payments under this noncancelable operating lease are as follows for the years ending March 31:


2001                                 $          29,692
2002                                            29,692
2003                                            24,743
                                     -------------------
                                     $          84,127
                                     ===================

Rent expense for the years ended March 31, 2000 and 1999 approximated $31,000 each year.

OTHER CONTINGENCIES

The Company's commitments and contingencies also include the usual obligations incurred in the ordinary course of business. In the opinion of management, these matters will not have a material adverse effect on the Company's financial position or results of operations.

12. RELATED PARTY TRANSACTIONS

Included in due to stockholders (Note 8) are balances relating to companies owned by various directors of the company. These balances represent loans, directors' fees and management consulting fees charged to the Company. These liabilities bear interest at 12 percent per annum and, except as discussed in the PAYMENT OF LIABILITIES WITH COMMON STOCK section of Note 13, are repayable on demand.

Other related party transactions are discussed elsewhere in these notes to the financial statements.

13. SUBSEQUENT EVENTS (UNAUDITED)

ACQUISITION

On February 12, 2001, 100% percent of the Company was acquired by Liquitek Enterprises, Inc. ("Liquitek"), a company publicly traded in the United States. In the first phase of this transaction, which was effective November 30, 2000, Liquitek acquired approximately 71% of the Company's equity securities in exchange for a total of approximately 11,400,000 shares and warrants of Liquitek at a 3:1 exchange ratio. In accordance with New Zealand law, Liquitek subsequently made a successful

--------------------------------------------------------------------------------
PAGE 14

--------------------------------------------------------------------------------

                         DISTECH LIMITED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

--------------------------------------------------------------------------------

13. SUBSEQUENT EVENTS (UNAUDITED) (continued)

ACQUISITION (continued)

tender offer at the same exchange ratio for the remaining approximately 1.6 million Company equity securities in exchange for a total of approximately
4.8 million Liquitek shares, options and warrants. Subsequent to March 31, 2000 and prior to December 31, 2000, Liquitek advanced to the Company $620,000.

Unless Liquitek raises $5 million of fresh equity capital by September 30, 2001, the former Company stockholders have the right to rescind the transaction described in the preceding paragraph.

The terms of the Liquitek options and warrants issued to the former Company stockholders are summarized as follows: options to acquire 69,000 shares of Liquitek common stock for NZ$1.67 per share, expiring on December 31, 2005; and warrants to acquire approximately 791,000 shares of Liquitek common stock for NZ$1.67 per share, expiring on May 1, 2001.

OTHER MATTERS

In October 2000, the Company issued 1,576,517 shares, 263,632 warrants and 23,000 options.

PAYMENT OF LIABILITIES WITH COMMON STOCK

The Company has received services and loans from certain parties, which are included in accounts payable and accrued expenses, due to stockholders and other loans in the accompanying consolidated balance sheet at March 31, 2000. Following the approach from Liquitek these parties have agreed to accept the issue of the Company's common stock to settle such outstanding liabilities.

On October 31, 2000 the Company issued common stock and warrants in repayment of the following liabilities of the Company at March 31, 2000. The issue price of the shares was approximately $0.50 per share in respect to liabilities arising prior to April 30, 1998 and approximately $2.51 per share for liabilities arising after such date:

                             $0.50 SHARES          $2.51 SHARES
                             NO. OF SHARES         NO. OF SHARES             VALUE
                           ------------------    ------------------    ------------------

Directors' loans                     281,203               159,073     $         539,554
Directors' fees                      308,767                55,207               293,091
Creditors and loans                        -                54,014               135,354
Staff and contractors                      -                76,178               190,895
Equus management fees                151,986                72,135               256,935
                           ------------------    ------------------    ------------------
                                     741,956               416,607     $       1,415,829
                           ==================    ==================    ==================

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